EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Gilat Satellite Networks Ltd. (the “Company”) for the registration of $50,000,000 of ordinary shares, warrants and debt securities and to the incorporation by reference therein of our reports dated April 12, 2011, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER

KOST, FORER, GABBAY & KASIERER

A member of Ernst & Young Global

Tel Aviv, Israel
May 11, 2011